Exhibit 5.1

                           February 3, 2000


E-TEK Dynamics, Inc.
1865 Lundy Avenue
San Jose, CA 95131



      RE:  E-TEK DYNAMICS, INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission ("SEC") on January 31, 2000 (the "Registration Statement"), as amended on February 3, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 400,062 shares of your Common Stock (the "Shares"). The Shares are to be offered and sold by the selling stockholders as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the issuance and sale of the Shares.

      It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation



                                    /s/ Wilson Sonsini Goodrich & Rosati